EX-99.1

Press Release
Contact:
James F. Ropella
Senior Vice President and CFO
First Business Financial Services, Inc.
608-232-5970
jropella@firstbusiness.com

First Business Announces Two-for-One Stock Split and Quarterly Cash Dividend

MADISON, WI - August 7, 2015 - First Business Financial Services, Inc. (NASDAQ: FBIZ) (the “Company” or “First Business”) today announced that its Board of Directors has declared a two-for-one stock split of its common stock payable in the form of a 100% stock dividend. The two-for-one stock split will be payable on August 28, 2015 to shareholders of record as of the close of business on August 18, 2015.
Corey A. Chambas, President & CEO, stated, “This decision reflects our Board’s confidence in our ability to drive long-term value to our shareholders and recognizes our Company’s strong market performance and continued growth prospects. We believe the decision to declare a two-for-one stock split will allow us to maintain a market price for our stock that is affordable and accessible to a wider range of investors and to increase our overall shareholder base and liquidity in our stock.”

The additional shares will be distributed by the Company’s transfer agent, Computershare, and the trading price of the Company’s common stock on NASDAQ will reflect the stock split beginning on August 31, 2015 (the first trading day after the effective date of the split). Based on 4,334,918 shares of common stock outstanding on August 3, 2015, the total number of shares outstanding after the stock split will increase to 8,669,836. The additional shares will be distributed through the Direct Registration System (DRS), which means shareholders will have full ownership of the additional shares without responsibility of holding actual certificates. Please be advised that any stock certificates in the possession of shareholders are valid and should not be destroyed.

In addition, First Business announced its Board of Directors has declared a quarterly cash dividend on its common stock of $0.22 per share on a pre-split basis. The 2015 annualized dividend amount is $0.88 per share. This regular cash dividend is payable on August 28, 2015 to shareholders of record at the close of business on August 18, 2015.

“We are also pleased to maintain our quarterly dividend rate of $0.22 per share for the third consecutive quarter, a five percent increase from the regular dividends declared last year," Mr. Chambas added. "We believe our earnings and capital position give us the ability to support this dividend level while continuing to execute our strategic growth objectives.”

About First Business Financial Services, Inc.
First Business Financial Services, Inc. (NASDAQ: FBIZ) is a Wisconsin-based bank holding company, focused on the unique needs of businesses, business executives, and high net worth individuals. First Business offers commercial banking, specialty finance, and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility, and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.

This press release includes “forward-looking statements" related to First Business that can generally be identified as describing its future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2014 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.
The First Business Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=25434
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